Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Quantum Computing Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,900,000	(1)	$16.76	(2)	$31,844,000.00	0.00015310	$4,875.32
	Total Offering Amounts							$31,844,000.00	—	$4,875.32
	Total Fees Previously Paid
	Total Fee Offsets							—	—	—
	Net Fee Due							—	—	$4,875.32

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of Common Stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Pursuant to Rule 457(c) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of Common Stock covered by this Registration Statement is estimated to be $16.76, which is the average of the high and low sale prices of the shares of Common Stock as reported on Nasdaq as of July 25, 2025.